EXHIBIT 99.1

First Mid Bancshares, Inc. Announces Third Quarter 2020 Results

MATTOON, Ill., Oct. 29, 2020 (GLOBE NEWSWIRE) -- First Mid Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter and year-to-date period ended September 30, 2020.

Highlights

  Net income of $11.6 million, or $0.69 diluted EPS
  Loan growth of 1% with strong asset quality metrics
  Announced the pending acquisition of LINCO Bancshares, Inc.
  Completed a public offering of $96.0 million of fixed-to-floating rate subordinated notes in early October
  Board approves next semi-annual dividend at $0.41, an increase of 2.5%
  Awarded Central/Southern Illinois SBA Lender of the Year for 7th consecutive year
  Named America’s Best Bank in Illinois by Newsweek

“The third quarter was an eventful one for First Mid as we delivered strong financial results and announced the pending acquisition of LINCO Bancshares, Inc. (“LINCO”) and its subsidiary Providence Bank,” said Joe Dively, Chairman and Chief Executive Officer. “In addition, in early October, we completed a $96.0 million subordinated notes offering with pricing at 3.95% fixed-to-floating due 2030. We were extremely pleased with the demand and execution of the offering.”

“We were excited to receive the recognition from both the SBA and Newsweek. Our team has done an excellent job in adding value to our customers whether it has been navigating through the multiple stimulus options or expanding the relationships through the many services we have to offer. Despite operating in a more challenging environment, our net interest income was higher by 4.5% and noninterest income increased by 5.1% compared to the same quarter last year. Our asset quality metrics have continued to improve with another decline in non-performing loans and the lowest quarterly net charge-offs in two and a half years. Outstanding loan deferrals have continued to trend lower and are now at 2.2% of outstanding loans.   Our strong capital levels increased in the quarter and we are well positioned to continue to execute on our strategic plan,” Dively added.

“Finally, the acquisition of LINCO will deepen our presence in the St. Louis metro market and expand our geographic diversity into mid-Missouri and Texas. The culture and vision of the two companies align very closely with both organizations having a long history of delivering excellent service to customers and communities. I have been to all of the Providence Bank markets participating in small group meetings with employees and there is excitement about the larger and more diverse set of products to offer the Providence Bank customers,” Dively concluded.

Net Interest Income

Net interest income for the third quarter of 2020 increased by $0.9 million, or 3.0% compared to the second quarter of 2020. Interest income increased by $0.8 million and interest expense decreased $0.2 million. The increase in interest income was driven by loan growth and the first full quarter of financial benefits from Paycheck Protection Program (“PPP”) loans. Total accretion income was $0.4 million, which was a decline of $0.1 million from the previous quarter. Interest expense declined primarily due to lower balances and rates on Federal Home Loan Bank advances and CD’s.

In comparison to the third quarter of 2019, net interest income increased $1.4 million, or 4.5%. The increase was primarily the result of higher interest income and lower interest expense outpacing the decline in investment income. Interest expense decreased by $2.7 million compared to the third quarter of last year.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.17% for the third quarter of 2020 compared to 3.25% in the prior quarter primarily due to the full quarter impact of PPP loans on the balance sheet and the increase in excess liquidity.   Earning asset yields declined by 12 basis points on a combination of lower loan and investment yields. Average cost of funds declined by 4 basis points to 0.39%.

In comparison to the third quarter of 2019, net interest margin decreased 43 basis points. Earning asset yields were down 79 basis points on a combination of lower rates, the impact of PPP loans and a decline in accretion income of $2.2 million. Average cost of funds declined by 40 basis points on lower rates in all categories.

Loan Portfolio

Total loans ended the quarter at $3.24 billion, representing an increase of $31.0 million compared to the prior quarter. The third quarter ending balance included approximately $261.7 million in PPP loans. On a year-over-year basis, loans increased $612.7 million, or 23.4%. Excluding PPP and $183.0 million in loans acquired from Stifel Bank in the second quarter of 2020, balances increased $168.0 million, or 6.4%.

The Company has a diversified loan portfolio that lessens the risks from economic challenges in any particular sector. At quarter end, the more vulnerable sectors due to COVID-19, excluding PPP loans, were: 1) Hotels, which represented 4.1% of outstanding loans, 2) Retail Shopping/Strip centers at 4.0% of outstanding loans, and 3) Restaurants, which represented 2.9% of outstanding loans. Most of the largest borrowers in the hotel and restaurant sector own and operate multiple businesses across various industries providing a diverse cash flow stream to support their loans and have provided personal guarantees. First Mid’s retail loans included borrowers who sell home goods and other products that have performed well throughout the pandemic.

The Company began offering a 90-day principal and interest deferral program primarily for the hotel and restaurant sector in late March. Subsequently, the Company offered a principal only deferral program to select borrowers upon request primarily in the commercial real estate market. For those deferrals that included principal and interest, nearly half continued to pay interest during the deferral period. For any second deferrals, the agreement included only a deferral of principal. The Company also offered a residential mortgage and consumer principal and interest deferral program. As of October 19th, 2020, the Company had total outstanding deferrals of $72.1 million, or 2.2% of total outstanding loans.

Asset Quality

The Company’s asset quality measures continue to reflect a strong credit culture.   The allowance for credit losses, excluding $261.7 million of PPP loans, was 1.41% of total loans. The ratio of non-performing loans to total loans was 0.69%, and the allowance for credit losses to non-performing loans was 186.8%.   Non-performing loans declined $0.7 million to $22.4 million at quarter end.   Non-performing assets to total assets declined to 0.55%. Net charge-offs were $0.3 million during the third quarter compared to $0.6 million in the prior quarter.

Provision expense was recorded in the amount of $3.9 million in the third quarter reflecting $3.6 million of a reserve build above the $0.3 million in net charge-offs. This reserve build was recorded under Accounting Standards Update 2016-13 known as the current expected credit loss model. The Company’s required allowance for credit loss was calculated using a combination of, among other things, historical loss experience and the uncertainty of future macro-economic conditions and forecasts.

Deposits

Total deposits ended the quarter at $3.62 billion, which represented an increase of $234.0 million from the prior quarter. The increase includes approximately $60.0 million of customer deposits that converted in July to First Mid for the loan relationships acquired from Stifel Bank in the second quarter. In addition, the increase in deposits includes the movement of funds from repurchase agreements, which declined $179.9 million. The Company’s average rate on cost of funds was 0.39% for the quarter compared to 0.43% in the prior quarter and 0.79% in the third quarter of 2019.

Noninterest Income

Noninterest income for the third quarter of 2020 was $13.6 million compared to $13.9 million in the second quarter.   The decrease compared to prior quarter is tied to the seasonality of the business lines, as the third quarter has historically been the lowest in insurance revenues and there are typically less farm real estate sales in wealth management.

In comparison to the third quarter of 2019, noninterest income increased $0.7 million, or 5.1%. The year-over-year increase was primarily driven by wealth management and mortgage banking income, partially offset by lower service charge revenue.

Noninterest Expenses

Noninterest expense for the third quarter totaled $26.9 million compared to $26.1 million in the second quarter. The increase was primarily due to higher FDIC insurance expense on a change in rates and higher average assets, as well as deferred costs related to PPP that occurred in the second quarter.   The third quarter included $0.1 million of acquisition related costs.

In comparison to the third quarter of 2019, noninterest expenses increased $1.0 million. The increase was primarily from higher salaries and benefits costs and an increase in FDIC insurance from higher average assets and 2019 credits.

The Company’s efficiency ratio, on a tax equivalent basis, for the third quarter 2020 was 54.9% compared to 54.3% in the prior quarter and 54.7% for the same period last year.

Regulatory Capital Levels and Dividend

The Company’s capital levels remained strong and comfortably above the “well capitalized” levels. Capital levels ended the period as follows:

Total capital to risk-weighted assets	15.73%
Tier 1 capital to risk-weighted assets	14.52%
Common equity tier 1 capital to risk-weighted assets	13.91%
Leverage ratio	10.33%

The Company’s Board of Directors approved its next semi-annual dividend in the amount of $0.41, representing a 2.5% increase. The dividend is payable on December 15, 2020 for shareholders of record on December 1, 2020.

About First Mid: First Mid Bancshares, Inc. (“First Mid”) is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, Inc. and First Mid Wealth Management Co. First Mid is a $4.5 billion community-focused organization that provides a full-suite of financial services including banking, wealth management, brokerage, Ag services, and insurance through a sizeable network of locations throughout Illinois and eastern Missouri and a loan production office in the greater Indianapolis area. Together, our First Mid team takes great pride in their work and their ability to serve our customers well over the last 155 years. More information about the Company is available on our website at www.firstmid.com.

Non-GAAP Measures: In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures. The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance. Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported. These non-GAAP financial measures are detailed as supplemental tables and include “Net Interest Margin, tax equivalent,” “Tangible Book Value per Common Share,” and “Common Equity Tier 1 Capital to Risk Weighted Assets”. While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP. These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements:
This document may contain certain forward-looking statements about First Mid Bancshares, Inc. (“First Mid”) and LINCO Bancshares, Inc., a Missouri corporation (“LINCO”), such as discussions of First Mid’s and LINCO’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid and LINCO intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid and LINCO, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the proposed transactions between First Mid and LINCO will not be realized or will not be realized within the expected time period; the risk that integration of the operations of LINCO with First Mid will be materially delayed or will be more costly or difficult than expected; the inability to complete the proposed transactions due to the failure to obtain the required stockholder approval; the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals; the failure of the proposed transactions to close for any other reason; the effect of the announcement of the transaction on customer relationships and operating results; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in interest rates; general economic conditions and those in the market areas of First Mid and LINCO; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s and LINCO’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid and LINCO; accounting principles, policies and guidelines; the severity, magnitude and duration of COVID-19 pandemic, the direct and indirect impact of such pandemic, including responses to the pandemic by the government, commercial customers' businesses, the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect First Mid’s and LINCO’s liquidity and capital positions, impair the ability of First Mid’s and LINCO’s borrowers to repay outstanding loans, impair collateral values, and further increase the allowance for credit losses, and the impact of the COVID-19 pandemic on First Mid’s and LINCO’s financial results, including possible lost revenue and increased expenses (including cost of capital), as well as possible goodwill impairment charges. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:
Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

Matt Smith
Chief Financial Officer
217-258-1528
msmith@firstmid.com

– Tables Follow –

FIRST MID BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	As of
	September 30,	December 31,	September 30,
	2020	2019	2019

Assets
Cash and cash equivalents	$232,385	$85,080	$108,229
Investment securities	750,122	760,215	811,573
Loans (including loans held for sale)	3,236,247	2,695,347	2,623,558
Less allowance for credit losses	(41,915)	(26,911)	(26,741)
Net loans	3,194,332	2,668,436	2,596,817
Premises and equipment, net	59,356	59,491	59,724
Goodwill and intangibles, net	129,287	133,257	134,461
Bank owned life insurance	68,519	67,225	66,786
Other assets	75,127	65,722	60,139
Total assets	$4,509,128	$3,839,426	$3,837,729

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$837,602	$633,331	$596,518
Interest bearing	2,782,234	2,284,035	2,392,407
Total deposits	3,619,836	2,917,366	2,988,925
Repurchase agreement with customers	170,345	208,109	174,530
Other borrowings	93,954	118,895	80,862
Junior subordinated debentures	18,985	18,858	29,126
Other liabilities	44,999	49,589	42,327
Total liabilities	3,948,119	3,312,817	3,315,770

Total stockholders' equity	561,009	526,609	521,959
Total liabilities and stockholders' equity	$4,509,128	$3,839,426	$3,837,729

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Interest income:
Interest and fees on loans	$32,151	$31,976	$93,560	$95,619
Interest on investment securities	4,074	5,297	12,740	15,942
Interest on federal funds sold & other deposits	70	305	271	1,639
Total interest income	36,295	37,578	106,571	113,200
Interest expense:
Interest on deposits	3,168	5,174	10,134	14,492
Interest on securities sold under agreements to repurchase	68	196	420	671
Interest on other borrowings	395	691	1,506	2,111
Interest on subordinated debt	147	392	539	1,236
Total interest expense	3,778	6,453	12,599	18,510
Net interest income	32,517	31,125	93,972	94,690
Provision for loan losses	3,883	2,658	15,500	3,696
Net interest income after provision for loan	28,634	28,467	78,472	90,994
Non-interest income:
Wealth management revenues	3,468	3,311	10,921	10,543
Insurance commissions	3,291	3,242	14,000	12,557
Service charges	1,446	2,091	4,335	5,852
Securities gains, net	95	51	913	323
Mortgage banking revenues	1,661	582	3,205	1,167
ATM/debit card revenue	2,367	2,173	6,593	6,391
Other	1,250	1,467	4,006	4,311
Total non-interest income	13,578	12,917	43,973	41,144
Non-interest expense:
Salaries and employee benefits	15,346	14,497	47,301	46,636
Net occupancy and equipment expense	4,363	4,377	12,746	13,375
Net other real estate owned (income) expense	110	172	62	413
FDIC insurance	469	(87)	851	389
Amortization of intangible assets	1,277	1,373	3,862	4,552
Stationary and supplies	262	284	805	835
Legal and professional expense	1,320	1,215	4,207	3,713
Marketing and donations	387	1,038	1,182	2,670
Other	3,393	3,025	9,740	11,808
Total non-interest expense	26,927	25,894	80,756	84,391
Income before income taxes	15,285	15,490	41,689	47,747
Income taxes	3,720	3,820	9,988	11,780
Net income	$11,565	$11,670	$31,701	$35,967

Per Share Information
Basic earnings per common share	$0.69	$0.70	$1.90	$2.16
Diluted earnings per common share	0.69	0.70	1.89	2.15

Weighted average shares outstanding	16,728,191	16,684,395	16,710,485	16,677,932
Diluted weighted average shares outstanding	16,775,099	16,719,175	16,757,393	16,712,712

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Interest income:
Interest and fees on loans	$32,151	$31,382	$30,027	$31,206	$31,976
Interest on investment securities	4,074	4,077	4,589	5,101	5,297
Interest on federal funds sold & other deposits	70	76	125	214	305
Total interest income	36,295	35,535	34,741	36,521	37,578
Interest expense:
Interest on deposits	3,168	3,105	3,861	4,447	5,174
Interest on securities sold under agreements to repurchase	68	158	194	240	196
Interest on other borrowings	395	516	595	610	691
Interest on subordinated debt	147	174	218	240	392
Total interest expense	3,778	3,953	4,868	5,537	6,453
Net interest income	32,517	31,582	29,873	30,984	31,125
Provision for loan losses	3,883	6,136	5,481	2,737	2,658
Net interest income after provision for loan	28,634	25,446	24,392	28,247	28,467
Non-interest income:
Wealth management revenues	3,468	3,827	3,626	5,027	3,311
Insurance commissions	3,291	4,088	6,621	3,361	3,353
Service charges	1,446	1,111	1,778	1,985	2,091
Securities gains, net	95	287	531	479	51
Mortgage banking revenues	1,661	1,236	308	579	582
ATM/debit card revenue	2,367	2,239	1,987	2,100	2,173
Other	1,250	1,097	1,659	1,342	1,356
Total non-interest income	13,578	13,885	16,510	14,873	12,917
Non-interest expense:
Salaries and employee benefits	15,346	15,455	16,500	15,942	14,497
Net occupancy and equipment expense	4,363	4,141	4,242	4,305	4,377
Net other real estate owned (income) expense	110	(2)	(46)	30	172
FDIC insurance	469	289	93	(170)	(87)
Amortization of intangible assets	1,277	1,290	1,295	1,296	1,373
Stationary and supplies	262	275	268	269	284
Legal and professional expense	1,320	1,489	1,398	1,451	1,215
Marketing and donations	387	314	481	573	523
Other	3,393	2,847	3,500	3,905	3,540
Total non-interest expense	26,927	26,098	27,731	27,601	25,894
Income before income taxes	15,285	13,233	13,171	15,519	15,490
Income taxes	3,720	3,096	3,172	3,543	3,820
Net income	$11,565	$10,137	$9,999	$11,976	$11,670

FIRST MID BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)

	As of and for the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019

Loan Portfolio
Construction and land development	$167,515	$180,934	$123,326	$94,142	$68,821
Farm real estate loans	256,230	251,382	242,891	240,241	229,715
1-4 Family residential properties	339,172	342,036	325,128	336,427	347,370
Multifamily residential properties	139,255	141,015	139,734	153,948	154,859
Commercial real estate	1,177,571	1,123,540	1,002,868	995,702	954,992
Loans secured by real estate	2,079,743	2,038,907	1,833,947	1,820,460	1,755,757
Agricultural operating loans	141,074	149,043	139,136	136,124	121,650
Commercial and industrial loans	807,668	811,169	565,789	528,973	543,937
Consumer loans	80,348	82,084	82,104	83,183	83,171
All other loans	127,414	124,059	123,322	126,607	119,043
Total loans	3,236,247	3,205,262	2,744,298	2,695,347	2,623,558

Deposit Portfolio
Non-interest bearing demand deposits	$837,602	$817,623	$642,384	$633,331	$596,518
Interest bearing demand deposits	1,053,691	938,710	827,387	850,956	899,763
Savings deposits	485,241	474,545	441,998	428,778	431,497
Money Market	736,262	625,361	441,381	419,801	435,517
Time deposits	507,040	529,588	555,477	584,500	625,630
Total deposits	3,619,836	3,385,827	2,908,627	2,917,366	2,988,925

Asset Quality
Non-performing loans	$22,439	$23,096	$24,463	$27,818	$24,203
Non-performing assets	24,712	25,397	27,306	31,538	28,645
Net charge-offs	349	631	1,188	2,567	2,276
Allowance for credit losses to non-performing loans	186.80%	166.18%	134.39%	96.74%	110.49%
Allowance for credit losses to total loans outstanding	1.41%[1]	1.30%[1]	1.20%	1.00%	1.02%
Nonperforming loans to total loans	0.69%	0.72%	0.89%	1.03%	0.92%
Nonperforming assets to total assets	0.55%	0.57%	0.71%	0.82%	0.75%

Common Share Data
Common shares outstanding	16,731,684	16,728,190	16,702,484	16,673,480	16,663,095
Book value per common share	$33.53	$32.84	$31.91	$31.58	$31.32
Tangible book value per common share	25.80	25.02	24.00	23.59	23.25
Market price of stock	24.95	26.23	23.74	35.25	34.62

Key Performance Ratios and Metrics
End of period earning assets	$4,130,186	$4,093,511	$3,492,271	$3,464,144	$3,444,775
Average earning assets	4,113,846	3,942,832	3,451,123	3,464,200	3,444,088
Average rate on average earning assets (tax equivalent)	3.56%	3.68%	4.11%	4.24%	4.39%
Average rate on cost of funds	0.39%	0.43%	0.60%	0.67%	0.79%
Net interest margin (tax equivalent)	3.17%	3.25%	3.51%	3.57%	3.60%
Return on average assets	1.03%	0.94%	1.05%	1.25%	1.22%
Return on average common equity	8.31%	7.47%	7.48%	9.17%	9.04%
Efficiency ratio (tax equivalent) [2]	54.85%	54.27%	57.14%	57.23%	54.69%
Full-time equivalent employees	816	828	835	827	830

[1] Excludes Payment Protection Program loans.
[2] Represents non-interest expense divided by the sum of fully tax equivalent net interest income and non-interest income. Non-interest expense adjustments exclude foreclosed property expense and amortization of intangibles. Net-interest income includes tax equivalent adjustments and non-interest income excludes gains and losses on the sale of investment securities.

FIRST MID BANCSHARES, INC.
Net Interest Margin
(In thousands, unaudited)
	For the Quarter Ended September 2020
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	147,930	$51	0.14%
Federal funds sold	1,291	1	0.31%
Certificates of deposits investments	3,188	18	2.25%
Investment Securities:
Taxable (total less municipals)	542,821	2,639	1.94%
Tax-exempt (Municipals)	208,937	1,818	3.48%
Loans (net of unearned income)	3,209,679	32,335	4.01%

Total interest earning assets	4,113,846	36,862	3.56%

NONEARNING ASSETS
Cash and due from banks	89,108
Premises and equipment	58,905
Other nonearning assets	256,464
Allowance for credit losses	(40,051)

Total assets	$4,478,272

INTEREST BEARING LIABILITIES
Demand deposits	$1,753,148	$1,043	0.24%
Savings deposits	481,128	102	0.08%
Time deposits	525,266	2,023	1.53%
Total interest bearing deposits	2,759,542	3,168	0.46%
Repurchase agreements	183,720	68	0.15%
FHLB advances	98,510	395	1.60%
Federal funds purchased	0	0	0.00%
Subordinated debt	18,957	147	3.08%
Other borrowings	0	0	0.00%
Total borrowings	301,187	610	0.81%
Total interest bearing liabilities	3,060,729	3,778	0.49%

NONINTEREST BEARING LIABILITIES
Demand deposits	813,404	Average cost of funds	0.39%
Other liabilities	47,350
Stockholders' equity	556,789

Total liabilities & stockholders' equity	$4,478,272

Net Interest Earnings / Spread		$33,084	3.07%

Impact of Non-Interest Bearing Funds			0.10%

Tax effected yield on interest earning assets			3.17%

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019

Net interest income as reported	$32,517	$31,582	$29,873	$30,984	$31,125
Net interest income, (tax equivalent)	33,084	32,118	30,393	31,517	31,659
Average earning assets	4,113,846	3,942,832	3,451,123	3,464,200	3,444,088
Net interest margin (tax equivalent) [1]	3.17%	3.25%	3.51%	3.57%	3.60%

Common stockholder's equity	$561,009	$549,273	$533,051	$526,609	$521,959
Goodwill and intangibles, net	129,287	130,656	132,199	133,257	134,461
Common shares outstanding	16,732	16,728	16,702	16,673	16,663
Tangible Book Value per common share	$25.80	$25.02	$24.00	$23.59	$23.25

Common equity tier 1 capital	$431,342	$417,326	$410,565	$398,536	$391,429
Risk weighted assets	3,101,591	3,101,449	2,854,102	2,822,648	2,923,245
Common equity tier 1 capital to risk weighted assets [2]	13.91%	13.46%	14.39%	14.12%	13.39%

[1] Annualized and calculated on a tax equivalent basis where interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 21% and includes the impact of non-interest bearing funds.

[2] Defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end.